Exhibit 10.65
TENNECO INC.
EXCESS BENEFIT PLAN
(As Amended and Restated Effective as of January 1, 2007)
SECTION 1
GENERAL
     1.1. History, Purpose and Effective Date. Tenneco Inc. (“Tenneco”) previously adopted the Tenneco Inc. Excess Benefit Plan (the “Plan”), effective as of January 1, 2007 to provide benefits to eligible employees of Tenneco and the Employers (as defined in subsection 1.2) whose benefits under the Tenneco Salaried Employee Stock Ownership Plan (the “Salaried ESOP”) are limited as the result of certain limitations of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result of the compensation that is taken into account under the Salaried ESOP for purposes of determining the eligible employees’ Company Retirement Contribution (as defined in the Salaried ESOP). The following provisions constitute an amendment, restatement and continuation of the Plan effective as of January 1, 2007 (the “Effective Date”). The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan is intended to comply with section 409A of the Code and will be interpreted and administered in accordance therewith.
     1.2. Employers and Related Companies. Tenneco and any Related Company which, with the consent of Tenneco, adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer”. The term “Related Company” means any corporation or trade or business during any period that it is, along with Tenneco, a member of a controlled group of trades or businesses within the meaning of sections 414(b) and (c) of the Code. As of the Effective Date, Tenneco Automotive Operating Company will be an Employer under the Plan without any further action of any person.
     1.3. Plan Administration. The authority to control and manage the operation and administration of the Plan will be vested in the Tenneco Benefits and Pension Investment Committee (the “Administrative Committee”). In controlling and managing the operation and administration of the Plan, the Administrative Committee will have full and discretionary power and authority to conclusively interpret and construe the provisions of the Plan, to determine the amount of benefits and the rights or eligibility of employees or Participants under the Plan and to establish a claims procedure, and will have such other powers and authorities as may be necessary to discharge its duties hereunder. Any interpretation of the Plan and any decision made by the Administrative Committee on any matter within the discretion of the Administrative Committee shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Administrative Committee shall make such adjustment on account thereof as it considers equitable and practicable. The Administrative

Committee may delegate such of its ministerial or discretionary duties and functions as it may deem appropriate to any employee or group of employees of any Employer.
     1.4. Source of Benefit Payments. Benefits payable under the Plan by any Employer will be paid from the general revenues and assets of such Employer and no Employer will be required to set up a funded reserve or otherwise set aside specific funds for the payment of its obligations under the Plan. None of the individuals entitled to benefits under the Plan will have any claim on, or any beneficial ownership interest in, any assets of any Employer, and any rights of such individuals under the Plan will constitute unsecured contractual rights only.
     1.5. Applicable Laws. The Plan will be construed and administered in accordance with the internal laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.
     1.6. Gender and Number. Where the context admits, words in any gender will include any other gender, words in the singular will include the plural and the plural will include the singular.
     1.7. Plan Year. The Plan Year shall be the calendar year.
     1.8. Supplements. The provisions of the Plan as applied to any Employer, to any group of employees of any Employer may, with the consent of Tenneco, be modified or supplemented from time to time by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement’s effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.
     1.9. Definitions. Unless the context clearly requires otherwise, any word, term or phrase used in the Plan shall have the same meaning as is assigned to it under the terms of the Salaried ESOP.
SECTION 2
PARTICIPATION
     2.1. Eligibility for Participation. The Compensation and Nominating Committee of Tenneco (the “CNG Committee”) has determined that those employees of the Employers with a designation of EICP 1 or higher (other than any such employee who is specifically excluded from participation by the CNG Committee) shall be eligible to participate in the Plan (each an “Eligible Employee”). Once an individual has been designated as an Eligible Employee, he shall remain as an Eligible Employee as long as he continues to be employed by the Employers or, if earlier, the first day of the first Plan Year following the date as of which he is no longer designated EICP 1 or higher.

     2.2. Effective Date of Participation; Reemployment. Each person who is an Eligible Employee as of the first day of a Plan Year shall become a “Participant” in the Plan as of the first day of the Plan Year. If a person becomes an Eligible Employee after the first day of a Plan Year, he shall become a “Participant” in the Plan as of the first day on which he is an Eligible Employee. Once an individual becomes a Participant in the Plan for a Plan Year, he shall remain a Participant for the entire Plan Year (or portion thereof); provided, however, that an individual’s participation in the Plan for a Plan Year shall end as of his Termination Date. Notwithstanding the foregoing, if a Participant’s Termination Date occurs during a Plan Year and he is employed or reemployed by an Employer or Related Company prior to the last day of the Plan Year, he shall immediately become a Participant upon his reemployment.
     2.3. Restricted Participation. During any period that a Participant continues in the employ of an Employer or a Related Company but is not an Eligible Employee and during any period for which Employer Bonus Contributions or Employer Retirement Contributions (each as described in Section 3) are not made with respect to the Participant, the Participant, or in the event of his death, his beneficiary, will be considered and treated as a Participant for all purposes of the Plan except for purposes of Section 3.
     2.4. Plan Not Contract of Employment. The Plan does not constitute a contract of employment or continued service, and nothing in the Plan will give any Participant the right to be retained in the employ of any Employer, or any right or claim to any benefit under the Plan, except to the extent specifically provided under the terms of the Plan.
SECTION 3
ACCOUNTS AND CONTRIBUTIONS
     3.1. Participant Accounts. The Administrative Committee shall maintain a bookkeeping “Account” in the name of each Participant to reflect such Participant’s interest under the Plan.
     3.2. Contributions.
(a)	Participant Contributions. Participants are not required or permitted to make any contributions under the Plan.

(b)	Employer Bonus Contributions. Each Employer shall make contributions to the Plan for each Plan Year (“Employer Bonus Contributions”) on behalf of each Participant for such Plan Year who was (i) paid a bonus under the Tenneco Automotive Value Added (TAVA) Plan (the “Bonus Plan”) from the Employer for such Plan Year or (ii) entitled to be paid a bonus under the Bonus Plan for such Plan Year but who elected to defer payment of such bonus under a deferred compensation plan maintained by an Employer or Related Company (the amounts described in clause (i) or (ii), as applicable, being referred to herein as the “Bonus”). The amount of the Employer Bonus Contribution made by an Employer for any Plan Year on behalf of any Participant shall be equal to (i) the

Company Retirement Contribution percentage (or schedule of percentages) that applies to such Participant for such Plan Year under the Salaried ESOP (determined based on the percentage (or schedule of percentages) that applies to such Participant under the Salaried ESOP as of the first day of the Plan Year without regard to any amendment to such percentage (or schedule of percentages) during the Plan Year), multiplied by (ii) the Bonus. Employer Bonus Contributions shall be credited to the applicable Participants’ Accounts in accordance with subsection 4.1.

(c)	Employer Retirement Contributions. Each Employer shall make contributions to the Plan for each Plan Year (“Employer Retirement Contributions”) on behalf of each of its employees who is a Participant in the Plan for such Plan Year and whose Company Retirement Contributions under the Salaried ESOP for such Plan Year are limited for such Plan Year by the limitations of section 401(a)(17) of the Code. The amount of Employer Retirement Contribution made by any Employer for any Plan Year on behalf of any Participant shall be equal to (i) the Company Retirement Contribution percentage (or schedule of percentages) that applies to such Participant for such Plan Year under the Salaried ESOP (determined based on the percentage (or schedule of percentages) that applies to such Participant under the Salaried ESOP as of the first day of the Plan Year without regard to any amendment to such percentage (or schedule of percentages) during the Plan Year), multiplied by (ii) the Participant’s Compensation (as defined in the Salaried ESOP, but without regard to the limitations of section 401(a)(17) of the Code)) for such Plan Year in excess of the limitations of section 401(a)(17) of the Code for such Plan Year. Employer Retirement Contributions shall be credited to the applicable Participants’ Accounts in accordance with subsection 4.1.
For the avoidance of doubt, for purposes of the Plan, the schedule of percentages under the Salaried ESOP as of the first day of the Plan Year shall not be considered amended solely because different percentages are applied with respect to different periods during the Plan Year (such as when the Participant attains a different age during the Plan Year) as long as the percentage that applies for each applicable period is the same as the percentage for such period specified under the Salaried ESOP as of the first day of the Plan Year. Employer Bonus Contributions and Employer Retirement Contributions are sometimes collectively referred to herein as “Employer Deferred Contributions”.
SECTION 4
PLAN ACCOUNTING
     4.1. Adjustment of Accounts. Each Participant’s Account shall be adjusted in accordance with this Section 4, in a uniform, nondiscriminatory manner, as of each business day on which the New York Stock Exchange is open for business (each an “Accounting Date”). As of each Accounting Date, the balance of each Participant’s Account shall be adjusted as follows:

(a)	first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

(b)	next, credit to the Account balance the amount of Employer Deferred Contributions made on behalf of the Participant in accordance with Section 3 since the preceding Accounting Date; and

(c)	finally, adjust the Account balance for the applicable investment return in accordance with subsection 4.2.
     4.2. Investment Return. The following shall apply with respect to amounts credited to a Participant’s Account:
(a)	Amounts credited to a Participant’s Account in accordance with subsection 4.1 shall be adjusted as of each Accounting Date to reflect the value of an investment equal to the Participant’s Account balance in one or more assumed investments that the Administrative Committee offers from time to time and communicated to Participants (the “Investment Funds”), and which the Participant directs the Administrative Committee to use for purposes of adjusting his Account. Such amount shall be determined without regard to taxes that would be payable with respect to any such Investment Fund, but will be adjusted for any investment management or similar fee that is customarily paid with respect to the Investment Fund.

(b)	To the extent permitted by the Administrative Committee, the Participant may elect to have different portions of his Account balance for any period adjusted on the basis of different Investment Funds and any election by a Participant with respect to an Investment Fund shall be subject to such rules and regulations established from time to time by the Administrative Committee.

(c)	Notwithstanding the election by Participants of certain investments in specified Investment Funds and the adjustment of their Accounts based on such investment elections, the Plan does not require, and no trust or other instrument that may be maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants.

(d)	Any change in the Participant’s investment direction shall be made in accordance with rules established by the Administrative Committee, shall apply prospectively only and shall be implemented as soon as practicable after the direction is received by the Administrative Committee.
The Administrative Committee may eliminate any Investment Fund at any time; provided, however, that the Administrative Committee may not retroactively eliminate any Investment Fund.

     4.3. No Actual Investment. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Investment Funds are to be used for measurement purposes only and Participants’ election of any such Investment Fund, the allocation of amounts to Participants’ Accounts, the calculation of any additional amounts and the crediting or debiting of amounts to Participants’ Accounts shall not be considered or construed in any manner as an actual investment of Participants’ Accounts in any investment alternative. In the event that Tenneco or any other Employer, in its own discretion, decides to invest funds in any or all of the investment funds which correspond to the Investment Funds under the Plan, no Participant shall have any rights in or to such actual investments themselves. Without limiting the generality of the foregoing, a Participant’s Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Employers and the Participant shall at all times remain an unsecured creditor of the Employers.
     4.4. Statement of Plan Account. The Administrative Committee will cause to be delivered to each Plan Participant a statement of the balances of his Account as required by law.
SECTION 5
PAYMENT OF PLAN BENEFITS
     5.1. Certain Definitions. For purposes of the Plan:
(a)	A Participant’s “Termination Date” shall mean the date on which his employment with the Employers and Related Companies terminates for any reason. Whether a Participant has had a termination of employment shall be interpreted and administered in all respects in accordance with section 409A of the Code and applicable regulations issued thereunder.

(b)	A Participant’s Years of Service shall be equal to the number of Years of Service credited to him under the Salaried ESOP for purposes of vesting; provided, however, that if a Participant is not a participant in the Salaried ESOP, his Years of Service shall be determined in accordance with the foregoing, as if he were a participant in the Salaried ESOP.
     5.2. Vesting. A Participant shall become vested in his Employer Deferred Contributions, and income, loses, appreciation and depreciation attributable thereto, when he completes three Years of Service. If a Participant’s Termination Date occurs prior to the date on which he completes three Years of Service, he shall forfeit the balance in his Account and he shall have no further rights to any portion of such balance.
     5.3. Time and Form of Payment. The vested balance of a Participant’s Account shall be distributed in a lump sum cash payment within 30 days following his Termination Date. Notwithstanding the foregoing or any other provision of the Plan to the contrary, if the Participant is a specified employee (within the meaning of section 409A of the Code) on his Termination Date, the amount credited to his Account under the Plan shall be paid in a lump sum cash payment on the first business day of the seventh month following his Termination Date.

     5.4. Withholding for Tax Liability. Any Employer may withhold or cause to be withheld from any Employer Deferred Contributions or any other amounts otherwise due to the Participant or any payment of benefits made pursuant to the Plan any taxes required to be withheld and such sum as the Employer may reasonably estimate to be necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such deferrals or payments under the Plan.
     5.5. Beneficiary Designation. A Participant may, from time to time, designate in writing any legal or natural person or persons (who may be designated contingently or successively) to whom payments are to be made if the Participant dies before receiving payment of his entire Account balance. A beneficiary designation form will be effective only after it is filed in writing with the Administrative Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier.
     5.6. Payment to Persons Under Legal Disability. In the event that any amount will be payable under this Plan to a Participant under legal or other disability who, in the opinion of the Administrative Committee, is unable to administer such payments, the payments will be made to the legal conservator of the estate of such Participant or, if no such legal conservator will have been appointed, then to any individual (for the benefit of such Participant) whom the Administrative Committee may from time to time approve.
     5.7. Benefits May Not Be Assigned or Alienated. Benefits payable to Participants or beneficiaries under this Plan may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subject to attachment, garnishment, levy, execution or other legal or equitable process.
SECTION 6
AMENDMENT AND TERMINATION
     Tenneco reserves the right to amend or terminate the Plan by action of the CNG Committee, or the committee or person to which it delegates such authority, and each Employer reserves the right to terminate the Plan, as applied to it; provided, however, that no such amendment or termination of the Plan will reduce the amount credited to any Participant as of the date of such amendment or termination.

SUPPLEMENT A
TO
TENNECO INC.
EXCESS BENEFIT PLAN

Application	A-1. This Supplement A to Tenneco Inc. Excess Benefit Plan shall apply as of January 15, 2007 to the benefits of Participant Gregg Sherrill (“Sherrill”).

Definitions	A-2. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement A.

Employer Retirement Contributions	A-3. Sherrill shall not be entitled to benefits pursuant to Section 3.2 of the Plan and, in lieu thereof, he shall be entitled to Employer Deferred Contributions under the Plan in accordance with this Section A-3. For each Plan Year, the amount of Employer Deferred Contributions to which Sherrill is entitled shall be determined in accordance with the following formula:

(a) his Total Compensation (as defined below) for the Plan Year; MULTIPLIED BY

(b) the applicable percentage from the following schedule:

Portion of the Plan Year that	% of Plan Eligible
His Age is:	Compensation

54 but not 55 years	7.0%
55 but not 60 years	8.5%
60 years and over	10.0%

MULTIPLIED BY

(c) 1.50; and REDUCED BY

(d) 2 percent of his Compensation (provided that the provisions of this paragraph (d) shall not apply for the period commencing on January 15, 1007 and ending on January 14, 2008).

For purposes of this Supplement A, “Total Compensation” for any Plan Year means Sherrill’s Compensation for such Plan

Year, determined (A) without regard to the limitations of section 401(a)(17) of the Code and (B) by adding the Bonus to the amount that would otherwise be Compensation for the Plan Year. Employer Deferred Contributions made on behalf of Sherrill for any Plan Year pursuant to this Supplement A shall be treated for all purposes under the Plan as Employer Deferred Contributions.

Other Terms of Plan	A-4. Except as otherwise provided in this Supplement A, the terms and conditions of the Plan shall apply to Sherrill.

SUPPLEMENT B
TO
TENNECO INC.
EXCESS BENEFIT PLAN

Application	B-1. This Supplement B to Tenneco Inc. Excess Benefit Plan shall apply as of January 15, 2007 to the benefits of Participant Kenneth Trammell (“Trammell”).

Definitions	B-2. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement B.

Employer Retirement Contributions	B-3. Trammell shall not be entitled to benefits pursuant to Section 3.2 of the Plan and, in lieu thereof, he shall be entitled to Employer Deferred Contributions under the Plan in accordance with this Section B-3. For each Plan Year, the amount of Employer Deferred Contributions to which Trammell is entitled shall be determined in accordance with the following formula:

(a) his Total Compensation (as defined below) for the Plan Year; MULTIPLIED BY

(b) the applicable percentage from the following schedule:

Portion of the Plan Year that	% of Plan Eligible
His Age is:	Compensation

45 but not 50 years	6.0%
50 but not 55 years	7.0%
55 but not 60 years	8.5%
60 years and over	10.0%

MULTIPLIED BY

(c) 2.0; and REDUCED BY

(d) his Compensation multiplied by the applicable percentage from the following schedule:

Portion of the Plan Year that	% of Plan Eligible
His Age is:	Compensation

45 but not 50 years	6.0%
50 but not 55 years	7.0%
55 but not 60 years	8.5%
60 years and over	10.0%

For purposes of this Supplement B, “Total Compensation” for any Plan Year means Trammell’s Compensation for such Plan Year, determined (A) without regard to the limitations of section 401(a)(17) of the Code and (B) by adding the Bonus to the amount that would otherwise be Compensation for the Plan Year. Employer Deferred Contributions made on behalf of Trammell for any Plan Year pursuant to this Supplement B shall be treated for all purposes under the Plan as Employer Deferred Contributions.

Other Terms of Plan	B-4. Except as otherwise provided in this Supplement B the terms and conditions of the Plan shall apply to Trammell.

ACTION OF OFFICER
OF TENNECO INC.
Adoption of Amended and Restated Tenneco Inc. Excess Benefit Plan
     Pursuant to the authority granted to the undersigned officer of Tenneco Inc. (the “Company”), effective as of January 1, 2007, the undersigned officer, on behalf of an in the name of the Company, hereby adopts the Tenneco Inc. Excess Benefit Plan, as amended and restated effective as of January 1, 2007, in the form attached thereto.

Date: December 20, 2007	TENNECO INC.

	By:	/s/ Richard P. Schneider

	Its:	Senior Vice President — Global Administration